Registration No. __________
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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QUEST DIAGNOSTICS INCORPORATED
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization

16-1387862
(I.R.S. Employer
Identification No.)
Three Giralda Farms
Madison, New Jersey 07940
(Address of principal executive office)
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The Profit Sharing Plan of Quest Diagnostics Incorporated
(Full title of the Plan)
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William J. O’Shaughnessy, Jr.
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey 08940
(973) 520-2116

(Name, address, including zip code, and telephone
number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
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Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
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Common Stock, Par Value $0.01	5,000,000 Shares	$57.455	$287,275,000	$32,921.72

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(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to The Profit Sharing Plan of Quest Diagnostics Incorporated (the “Plan”).

(2)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that, by reason of certain events specified in the Plan, may become subject to such Plan. No additional registration fee is included for these shares.

(3)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price reported for the shares of Common Stock on the New York Stock Exchange on July 25, 2012.

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EXPLANATORY NOTE
Quest Diagnostics Incorporated, a Delaware corporation (the “Corporation” or the “Registrant”) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its common stock, $0.01 par value per share, issuable under The Profit Sharing Plan of Quest Diagnostics Incorporated (the “Plan”).

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents and reports filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Annual Report of the Registrant on Form 10-K for the year ended December 31, 2011 filed February 16, 2012 (File No. 001-12215).

(b)	Quarterly Reports on Form 10-Q filed April 27, 2012 (File No. 001-12215) and July 26, 2012 (File No. 001-12215).

(c)
Current Reports on Form 8-K dated January 24, 2012 (File No. 001-12215), February 29, 2012 (File No. 001-12215), April 11, 2012 (File No. 001-12215), April 18, 2012 (File No. 001-12215), May 16, 2012 (File No. 001-12215), May 16, 2012 (File No. 001-12215), June 13, 2012 (File No. 001-12215) and July 19, 2012 (File No. 001-12215).

(d)
The description of the Registrant’s common stock, par value $0.01, set forth in its Registration Statement on Form 10 (File No. 001-12215, Item 11) filed by the Registrant and declared effective on November 26, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers
Limitation on Liability of Directors
Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), Paragraph 11 of the Corporation’s certificate of incorporation (the “Certificate”) eliminates the personal liability of the Corporation’s directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of the Corporation’s board of directors (the “Board”). Directors remain liable for (1) any breach of the duty of loyalty to the Corporation or its stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers, and employees under certain circumstances, Section 7.01 of the Corporation’s By-Laws and Section 11 of the Certificate each grant the Corporation’s officers and directors a right to indemnification, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and such indemnification shall continue as to former directors and officers and shall inure to the benefit of such directors’ and officers’ heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification only if such proceeding (or part thereof) was authorized by the Board. The Corporation’s By-laws and Certificate also each provide that officers and directors of the Corporation covered by this indemnification provision shall be entitled to receive advancement of such expenses prior to the final disposition of the proceeding; provided, however, that such advances will only be made upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under such provisions of the Corporation’s By-Laws, Certificate or otherwise.

The Corporation’s By-Laws and Certificate further provide that the indemnification set forth in each document shall not limit or exclude any rights, indemnities or limitations of liability to which any such officer or director may otherwise be entitled, whether as a matter of law, by agreement, vote of the stockholders or disinterested directors of the Corporation, under either of the Corporation’s By-Laws, Certificate, or otherwise.

Each of the Corporation’s By-Laws and Certificate further provides that the Corporation may maintain insurance to protect itself and its officers and directors against such loss, expense and liability, and such insurance shall be effective whether or not the Corporation would have the power to provide to such person the indemnification set forth under the DGCL. The Corporation intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Corporation for potential costs of its corporate indemnification of its directors and officers.

The Corporation’s By-Laws further provide that should any repeal or modification of any of the provisions of Section 7.01 occur, such changes would not adversely affect any right or protection of any director, officer or other person in respect of any proceeding arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Additional Rights
Pursuant to an Employment Agreement dated as of April 9, 2012, the Corporation is required to indemnify (including advancement of expenses) Stephen H. Rusckowski to the full extent permitted by law and the Corporation’s By-Laws and Certificate, and to include him as an insured person under the Corporation’s directors’ and officers’ liability insurance policy.
General
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Corporation has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claims.
Not applicable.
Item 8. Exhibits.
An exhibit index has been filed as part of this Registration Statement beginning on page 10 and is incorporated herein by reference.

Item 9.     Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, as so amended. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS in order to maintain the tax-qualified status of the Plan.

(b)    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on July 26, 2012.

Quest Diagnostics Incorporated
By: /s/ Stephen H. Rusckowski
Stephen H. Rusckowski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 26, 2012 by the following persons in the capacities and on the date indicated.

Each individual whose signature appears below constitutes and appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Capacity
/s/ Stephen H. Rusckowski Stephen H. Rusckowski	President and Chief Executive Officer and Director
/s/ Robert A. Hagemann Robert A. Hagemann	Senior Vice President and Chief Financial Officer

/s/ Thomas F. Bongiorno Thomas F. Bongiorno	Vice President, Corporate Controller and Chief Accounting Officer
/s/ John C. Baldwin, M.D. John C. Baldwin, M.D.	Director
/s/ Jenne K. Britell, Ph.D. Jenne K. Britell, Ph.D	Director
/s/ William F. Buehler William F. Buehler	Director
/s/ Gary M. Pfeiffer Gary M. Pfeiffer	Director
/s/ Timothy M. Ring Timothy M. Ring	Director
/s/ Daniel C. Stanzione, Ph.D. Daniel C. Stanzione, Ph.D.	Chairman of the Board
/s/ Gail R. Wilensky, Ph.D. Gail R. Wilensky, Ph.D.	Director
/s/ John B. Ziegler John B. Ziegler	Director
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Pursuant to the requirements of the Securities Act of 1933, the administrator of The Profit Sharing Plan of Quest Diagnostics Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on July 26, 2012.

Quest Diagnostics Incorporated
By: /s/ David W. Norgard
David W. Norgard
Vice President, Human Resources

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EXHIBIT INDEX
Exhibit Number     Exhibit
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4.1
The Profit Sharing Plan of Quest Diagnostics Incorporated, Amended and Restated as of January 1, 2007 (filed as an Exhibit to the Corporation’s 2007 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.2
Amendment to The Profit Sharing Plan of Quest Diagnostics Incorporated dated as of December 23, 2008 (filed as an Exhibit to the Corporation’s 2008 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.3
Amendment No. 2 to The Profit Sharing Plan of Quest Diagnostics Incorporated dated as of December 22, 2009 (filed as an Exhibit to the Corporation’s 2009 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.4
Amendment No. 3 to The Profit Sharing Plan of Quest Diagnostics Incorporated dated November 19, 2010 (filed as an Exhibit to the Corporation’s 2010 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.5
Amendment No. 4 to The Profit Sharing Plan of Quest Diagnostics Incorporated dated December 21, 2010 (filed as an Exhibit to the Corporation’s 2010 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.6
Amendment No. 5 to The Profit Sharing Plan of Quest Diagnostics Incorporated dated December 21, 2011 (filed as an Exhibit to the Corporation’s 2011 Annual Report on Form 10-K and incorporated herein by reference) (Commission File Number 001-12215)

4.7
Restated Certificate of Incorporation (filed as an Exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference) (Commission File Number 001-12215)

4.8
Amendment of the Restated Certificate of Incorporation (filed as an Exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference) (Commission File Number 001-12215)

4.9
Amended and Restated By-Laws of the Corporation (filed as an Exhibit to the Corporation’s Current Report on Form 8-K (Date of Report: February 16, 2011) and incorporated herein by reference) (Commission File Number 001-12215)

5.1*     Opinion of Shearman and Sterling LLP
5.2*    Determination Letter
23.1*     Consent of Independent Accountants
24.1*     Power of Attorney (included on signature page)
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*Filed herewith.